CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated March 26, 2003, for Neiman Enhanced Dividend Fund (the “Fund”) and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 1 to Neiman Funds’ Registration Statement on Form N-1A (file No. 333-102844 and 811-21290), including the references to our firm under the heading “Financial Highlights” in the prospectus and the heading “Accountants” in the Statement of Additional Information of the Fund.

/s/ McCurdy & Associates CPA's, Inc.

McCurdy & Associates CPA's, Inc.

Westlake, Ohio

March 26, 2003